Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328 and 333-08270) of Rio Tinto plc of our report dated June 27, 2012, appearing in this annual report on Form 11-K of the U.S. Borax Inc. 401(k) Savings and Retirement Contribution Plan for Represented Hourly Employees as of and for the year ended December 31, 2011.

/s/ McGladrey LLP

June 27, 2012